EXHIBIT 10.44


                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT is made as of the 29th day of May, 1996, by and among LUND ACQUISITION CORP., a Minnesota corporation ("Purchaser"), INNOVATIVE ACCESSORIES, INCORPORATED, an Oklahoma corporation ("Seller"), LUND INTERNATIONAL HOLDINGS, INC., a Delaware corporation ("Holdings"), JAMES A. NETT ("Nett"), and RAMONA C. FRIAR ("Friar"), with reference to the following:

                  (i) Seller owns and operates a manufacturing business located at 7949 South I-35 Service Road, Oklahoma City, Oklahoma (the "Business");

                  (ii) In connection with Seller's operation of the Business, Seller and Nett own and lease certain properties and assets, including, without limitation, raw materials, inventory, furnishings, fixtures, equipment, and intellectual property rights;

                  (iii) Seller and Nett desire to sell or assign and Purchaser desires to purchase or receive, as assignee or otherwise, the assets of the Business upon the terms and subject to the conditions of this Agreement;

                  (iv) Nett owns or controls 50.1% of the issued and outstanding stock of Seller, and Friar owns or controls 44.9% of the issued and outstanding stock of Seller.

         NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, the parties agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

         1.1 Purchased Assets. In consideration of the Purchase Price and the assumption of the Assumed Liabilities, and upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller and Nett shall sell, assign, transfer, convey, and deliver to Purchaser and Purchaser shall purchase, accept, acquire, and take assignment and delivery from Seller and Nett, all of the assets of Seller and Nett (whether tangible or intangible) used in the operation of the Business, including, without limitation, those described in this Section 1.1 and excluding the assets described on Schedule 1.1(c) (collectively, the "Purchased Assets"):

                  (a) Inventory. All consumable business supplies, raw materials, work in progress, and good and saleable inventory of Seller as of the Closing (the "Inventory").

                  (b) Furniture, Fixtures, and Equipment. All of the furniture, fixtures, equipment, machinery, tools, computers and related hardware, and all other tangible personal property used or useful in the Business as of the Closing, which assets include, without limitation, those described on Schedule 1.1(b) (the "Equipment").

                  (c) Real Property Lease. All of Seller's right, title and interest as lessee under the real property lease described on Schedule 1.1(c) hereto and the related fixtures and leasehold improvements (the "Lease");

                  (d) Intellectual Property Rights. The entire right, title, and interest in and to all intellectual property rights, including, without limitation, those listed in Schedule 1.1(d) hereto, together with all proceeds thereof, including, without limitation, license royalties and proceeds of infringement suits; license agreements related to any of the foregoing and income therefrom; books, records, computer tapes or discs, flow diagrams, specification sheets, source codes, object codes and other physical manifestations of the foregoing; the right to sue for past, present, and future infringement and all rights corresponding thereto throughout the world; all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; and all proceeds thereof; the intellectual property rights shall include, without limitation, U.S. Patent Nos. 4,730866 and 4,838,602 and all related and corresponding domestic and foreign patent applications and patents, including, for example, reissues, continuations, divisionals, continuations-in-part, renewals, and reexaminations; the intellectual property rights shall include, without limitation, domestic and foreign patents and patent applications, presently owned by Seller or Nett, or otherwise owned by a third party (e.g., an employee/inventor) under an obligation to assign to Seller or Nett; the intellectual property rights shall include, without limitation, all other inventions (i.e., for which a patent application could be filed) related to tonneau covers and owned by Seller or Nett or otherwise owned by a third party (e.g., employee/inventor) under an obligation to assign to Seller or Nett; the intellectual property rights shall include, without limitation, all rights to use the name "LUXXUS" and any variations thereof and any similar name, and all other trademark, tradenames, trade dress, copyrights, trade secrets, licenses, know-how, and other intellectual property owned or used by Seller or Nett in connection with the Business, and all of the goodwill, if any, associated with the Business,and excluding only the intellectual property rights that relate solely and exclusively to the hard tonneau covers produced by the Business (collectively, the "Intellectual Property Rights").

                  (e) Intangibles. All contract rights, operating data, cost and pricing information, computer programs and software (including source codes), prepaid expenses, customer lists, and all other items of intangible personal property used or useful in the operation of the Business.

                  (f) Operating Contracts. All assignable contracts that relate to the operation of the Business and that are listed on Schedule 1.1(f) hereto (collectively, the "Operating Contracts").

                  (g) Permits and Licenses. All of Seller's rights, to the extent legally transferable, pursuant to the governmental licenses, code approvals, and permits relating to the Business, all of which licenses, approvals, and permits, regardless of transferability, are listed on Schedule 1.1(g) hereto (the "Permits").

                  (h) Cash and Accounts Receivable. All cash, accounts receivable, and deposits used or useful in the operation of the Business.

         1.2 Excluded Assets. The Purchased Assets shall not include any of the following (the "Excluded Assets"):

                  (a) any claims, causes in action and rights of actions by Seller against third parties except (i) contract rights under the Operating Contracts, (ii) rights under warranties relating to the Purchased Assets, and
(iii) rights granted the tenant under the Lease;

                  (b) the Permits to the extent they are not lawfully transferable; and

                  (c) the items of personal property described on Schedule
1.2(c).

                                   ARTICLE II

                            ASSUMPTION OF LIABILITIES

         2.1 Liabilities Assumed. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, as of the Closing, Purchaser shall assume only the following obligations of Seller (the "Assumed Liabilities"):

                  (a) Seller's obligations under the Lease, Operating Contracts, and all of the transferred Permits which accrue after the Closing Date;

                  (b) The payables of Seller listed on Schedule 2.1(b) (the "Payables");

                  (c) The obligations of Seller to, or with respect to, its employees listed on Schedule 2.1(b) (the "Employee Obligations"); and

                  (d) The obligations of Seller, if any, for interest and penalties on payroll taxes for employees of the Business due after December 15, 1995 through the Closing Date.

         2.2 Non-Assumption of Other Liabilities. Purchaser shall not assume any liability or obligation of Seller or Nett other than as specifically set forth in this Agreement. The liabilities and obligations of Seller and Nett that Purchaser shall not assume include, without limitation, (i) all liabilities for taxes, except as provided in Section 2.1 and 14.2, and related interest and penalties, including, without limitation, liabilities for income taxes, (ii) notes and accounts payable other than the Payables, (iii) liabilities against which Seller is insured, without regard to any deductible amounts, (iv) product liabilities and other claims for personal injury, (v) liabilities and obligations arising from claims asserted by any employee with respect to injury, sickness, disease, or death or under any disability or worker's compensation laws, (vi) liabilities relating to Hazardous Material or otherwise arising under Environmental Laws, (vii) liabilities and obligations for noncompliance by Seller with the requirements of OSHA and ADA, (viii) any liabilities or obligations for any employment-related claim or proceeding including any grievance or arbitration under any collective bargaining agreement, any charge of discrimination before a state or federal regulatory agency, any unfair labor practice charge, any claim or lawsuit arising out of the conditions of employment, hiring, firing, or other employment practice of Seller with respect to any applicant, employee, or former employee of Seller, (ix) liability to any employee benefit plan established or maintained by Seller, or liability to any participant in such plan, and (x) liability to any state or federal regulatory agency or other person or entity with respect to any aspect of Seller's operations, labor relations, employment practices, working conditions, personnel policies, payroll taxes, unemployment insurance or workers' compensation contributions or premiums, employee benefits or benefit plans, or any other liabilities of Seller to its employees, other than the Employee Obligations.

                                   ARTICLE III

                     PURCHASE PRICE AND PAYMENT; PRORATIONS

         3.1 Amount. The purchase price of the Purchased Assets shall be, subject to adjustment, if any, as provided in this Agreement, (i) the assumption or payment of the Assumed Liabilities, which shall include payment of the Payables and Employee Obligations not exceeding a total of $200,000, (ii) an amount equal to the indebtedness of Seller to Lund International Holdings, Inc. ("Holdings"), the parent of Purchaser, under the Loan Agreement dated November 29, 1995, as amended by the Forbearance Agreement dated April 8, 1996 (the "Purchase Price"), (iii) an amount equal to any payments made pursuant to Sections 3.3, 3.4, 3.5, 3.6, and 3.7 of this Agreement, and (iv) the amounts to be paid to Nett and Friar pursuant to Sections 7.13 and 7.14 of this Agreement.

         3.2 Allocations.

                  (a) The Purchase Price shall be allocated by Purchaser in accordance with generally accepted accounting principles ("GAAP") as follows:

                  (i) Cash and accounts receivable at stated book value less appropriate reserves;

                  (ii) Raw materials at cost;

                  (iii) Work in progress at material cost;

                  (iv) Finished goods based on standard costs of manufacturing;

                  (v) Prepaids, deposits, and other current assets at stated book value;

                  (vi) Leasehold improvements and Equipment at net book value;

                  (vii) Intangibles and Intellectual Property Rights at fair market value determined by third party appraiser; and The portion of the Purchase Price, if any, not allocated as described above shall be allocated to goodwill for closing balance sheet purposes only. Purchaser shall advise Seller of the final allocation not later than the 15th day of the month following the month in which the Closing occurs.

                  (b) Reporting Requirements. After the Closing, Purchaser and Seller shall not take any position or action inconsistent with the allocations set forth above, including, without limitation, positions or actions taken in connection with complying with the Code and the regulations promulgated thereunder, and Seller shall assist Purchaser in completing a purchase price allocation schedule (IRS Form 8594) for federal income tax purposes.

         3.3 Payment of Additional Payables. If the sum of the Payables and the Employee Obligations is less than $200,000, Purchaser shall pay a total of an amount equal to the difference between such sum and $200,000 for a period of three months after the Closing to payables of the Business accruing prior to the Closing Date, including attorney's fees for services provided through the Closing Date and for services provided after the Closing Date for defense of lawsuits filed against Seller and preparation of Seller's corporate tax returns for tax years 1995 and 1996, but not including attorney's fees for preparation of tax returns of Seller's shareholders or for matters relating to dissolution of Seller. On the day of the Closing, if the payables of the Business exceed $200,000 and the application of any collected accounts receivable of the Business would cause the amount of the payables to be less than $200,000, Seller shall apply such receipts to payment of the payables.

         3.4 Additional Payments. After the Closing, Purchaser shall (i) pay up to $15,000 toward a settlement of all claims made by M. Robert Chandler and Truck Pup International in Case No. 95-530895 CZ pending in the Circuit Court of Wayne County, Michigan and (ii) pay up to $15,000 of the cost of remediating the contamination of the real property covered by the Lease as described in the written report of the environmental audit conducted by Stanley Engineering, Inc. (the "Environmental Report").

         3.5 Moving Expenses. Within five days after the Closing, Purchaser shall pay Seller the amount of $35,000 to defray the cost of moving the Excluded Assets from the Oklahoma City Facility.

         3.6 Friar Attorney Fees. At the Closing, Purchaser shall pay Friar the amount of $2,000 to defray her legal fees in connection with this Agreement.

         3.7 Meridian Rent. Purchaser shall pay not more than $7,500 to the landlord of the Meridian facility leased by Seller for application to the base rent due from Seller for June through August 1996.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                        REGARDING SELLER AND THE BUSINESS

          Seller and Nett hereby jointly and severally represent and warrant to Purchaser as follows:

         4.1 Organization and Qualification. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oklahoma and has the requisite corporate power to carry on the Business as now conducted.

         4.2 Due Authorization. Seller has full corporate power and authority to enter into and perform this Agreement and all other agreements and transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement has been, and the execution, delivery, and performance by Seller of all other agreements and transactions contemplated hereby have been or prior to Closing will be, duly authorized and approved by all requisite corporate action on the part of Seller. This Agreement has been, and the other agreements contemplated hereby, when executed, will be, duly executed and delivered by Seller and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, this Agreement constitutes and, when executed, each of the other agreements contemplated hereby will constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, and similar laws affecting creditors' rights generally from time to time and to general principles of equity.

         4.3 No Violation. The execution, delivery, and performance by Seller of this Agreement and the other agreements and transactions contemplated hereby will not cause Seller to violate any provision of its Certificate of Incorporation or Bylaws. Seller is not subject to or obligated under any provision of (i) any contract or other agreement (other than the Restated Exclusive Purchase Option Agreement dated October 18, 1995, and the Forbearance Agreement dated as of April 8, 1996), (ii) any license, franchise, or permit, or
(iii) any law (other than laws applicable to bulk sales transactions), regulation, order, judgment, or decree that would be breached or violated or in respect of which a right of termination or acceleration or any encumbrance on any portion of the Purchased Assets would be created by the Seller's execution, delivery, and performance of this Agreement or the other agreements and transactions contemplated hereby, except for those breaches, defaults, and violations that Seller shall have cured at or before the Closing.

         4.4 Lease and Operating Contracts. Schedule 1.1(c) describes the Lease, the name and address of the landlord thereunder, and the street address and legal description of the tract of real property covered thereby. Schedule 1.1(f) describes each Operating Contract and the names and addresses of each party thereto. Seller has provided Purchaser with true, correct, and complete copies of the Lease and Operating Contracts. Seller holds the leasehold estate described by the Lease, free and clear of all security interests, mortgages, assignments, liens, encumbrances, equities, claims, charges, easements, rights of way, covenants, conditions, and restrictions. There are no defaults by Seller under, or to Seller's knowledge, by any other party to, the Lease and the Operating Contracts, and with the giving of notice or the passage of time or both there would be no such defaults under the Lease and the Operating Contracts. The Lease and Operating Contracts are in full force and effect and constitute legal, valid, and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, and similar laws affecting creditors' rights generally from time to time and to general principles of equity.

         4.5 Permits. Seller has delivered to Purchaser true, correct, and complete copies of all the Permits. There is no outstanding violation of any of the Permits that would result in a material adverse effect on the operation of the Business to which the Permit relates, and all the Permits are in full force and effect. The Permits have been duly and validly issued and constitute all Permits necessary to operate the Business in the manner in which it is currently being operated.

         4.6 Title to Purchased Assets. Seller or Nett owns indefeasible title to all of the Purchased Assets subject to no liens, mortgages, privileges, security interest, encumbrances, and charges of any kind, except those in favor of Purchaser.

         4.7 Inventory. The Inventory is of good quality, conforms in all respects to the specifications thereof and is useable or saleable in the ordinary course of business. No item included in the Inventory has been the subject of a recall initiated by the manufacturer or supplier thereof or by a government agency. Seller has not taken any action with respect to the Inventory that, on the date hereof, and, as of the Closing Date would cause the Inventory
(i) not to be of a quality which complies with current governmental or industry regulations, or (ii) to be articles that may not be introduced into interstate commerce.

         4.8 Intellectual Property. Nett or Seller owns all right, title, and interest in the Intellectual Property Rights, free and clear of any and all liens, claims, security interests, assignments, and encumbrances of any kind or nature whatsoever. After the Closing, Purchaser shall have the exclusive right to make, use, and sell products covered by or associated with the Intellectual Property Rights, and neither Nett nor Seller shall retain any shop rights or other rights in the Intellectual Property Rights. To the extent that such shop rights could exist and will not have been transferred to Purchaser by this Agreement or the Assignment of Intellectual Property Rights, Nett and Seller waive such rights and agree to never exercise or purport to exercise such rights in the future. Nett and Seller have provided Purchaser with a complete and accurate list of all domestic and foreign patents and patent applications owned by them or by a third party under an obligation to assign to them. All employees of Nett and Seller are under an obligation to assign all inventions made within the scope of the duties and responsibilities of their employment or that are otherwise made using the resources and facilities of Nett or Seller. The LUXXUS products covered by the Intellectual Property Rights do not infringe any patents, copyrights, trade secrets, trademarks, trade dress, or other proprietary rights of any third party. No rights or licenses are required from third parties to exercise any rights with respect to the LUXXUS products or any part thereof.

         4.9 Condition of Purchased Assets.

                  (a) The Purchased Assets constitute all assets necessary for the normal operation of the Business as historically operated by Seller and are in good repair and condition and will be in good repair and condition at the time of Closing.

                  (b) The Business and Seller's operation thereof are in compliance with all applicable zoning, building, and other laws, ordinances, codes, and governmental and industry regulations, including, without limitation, Environmental Laws, OSHA, and ADA.

         4.10 Hazardous Material. Except as disclosed in the Environmental Report, (i) any handling, transportation, storage, treatment or usage of Hazardous Material by Seller has been in compliance with all applicable environmental laws, (ii) no leak, spill, release, discharge, emission, or disposal of any Hazardous Material that would constitute a violation of or give rise to remedial action under Environmental Laws has occurred on any real property while owned or operated by Seller now or at any time in the past, and
(iii) other than a septic tank system there are no underground storage tanks located on the real property currently occupied by Seller. Set forth on Schedule
4.10 are full, accurate and complete descriptions of any and all reports, studies, tests, and other information in Seller's possession or control relating to the presence or suspected presence of any Hazardous Material on the tract of property covered by the Lease, and Seller has provided Purchaser with full, accurate, and complete copies of all of the foregoing. Seller shall, promptly following its receipt thereof, furnish to Purchaser full, accurate, and complete copies of any such reports, studies, tests, and other information hereafter obtained by Seller.

         4.11 Commissions. No broker or finder has acted directly or indirectly for Seller in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on agreements, arrangements, or understandings made by or on behalf of Seller.

         4.12 Consents and Approvals of Third Parties. No consent, approval, or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or other person (except the landlord under the Lease) is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         4.13 Legal Proceedings, Defaults. Schedule 4.13 describes all legal proceedings pending or threatened against Seller. There is no legal, administrative, arbitration, or other proceeding pending or threatened, against Seller or Nett which, if resolved against Seller or Nett or their successors, would have an adverse effect on any of the Purchased Assets or Purchaser's use thereof. Seller is not in violation or default, and in carrying out the transactions described herein will not come into violation or default, under any laws, ordinances, regulations, orders, or decrees applicable to the Seller or the Purchased Assets (including, without limitation, Environmental Laws, the provisions of WARN, and laws and regulations relating to employees, such as OSHA and the Equal Employment Opportunity Commission), which would have an adverse effect on any of the Purchased Assets or Purchaser's use thereof. Except as described on Schedule 4.13, Seller has not received notice of any default under any contract or agreement binding upon it and there exist no pending or threatened lawsuits, actions, claims, grievances, charges of discrimination, or any other proceedings involving Seller which relate to Seller's employment practices, personnel policies or procedures, hiring, discharge, or termination decisions, or other matters relating to the employment of employees or to benefits paid or owed to such employees.

         4.14 Employees and Employee Benefit Plans. Schedule 4.14 contains a complete list of "employee welfare benefit plans", as defined in Section 3(1) of ERISA, in which employees of Seller who work or worked in the Business participate (which plans are hereinafter referred to as "Seller's Welfare Plans"). Seller does not currently sponsor or participate in, nor has it ever sponsored or participated in, any "employee pension benefit plans", as defined in Section 3(2) of ERISA. Each of Seller's Welfare Plans is in compliance with the provisions of all applicable laws, rules, and regulations, which shall include, without limitation, ERISA and the Code.

         4.15 Balance Sheets. Schedule 4.15 contains the balance sheet for the Business on October 31, 1995, and March 31, 1996. Such information fairly presents, in all material respects, the financial position of the Business on those dates.

         4.16 Completeness of Documents. The copies of all instruments, agreements, and other documents (including all Schedules) delivered pursuant to this Agreement, that have been or will be delivered to Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby, are, or if not now when delivered will be, complete and correct.

         4.17 Collective Bargaining Agreements. Seller is not a party to any collective bargaining agreements.

         4.18 Taxes. Seller has timely filed all income, excise, franchise, property, and other tax returns or reports required to be filed by Seller (excluding those relating to payroll taxes due after December 15, 1995), as of the date hereof, by any governmental authority and has paid all taxes and assessments relating to the time periods covered by such returns and reports that are due and payable prior to the date of this Agreement. There are no present disputes as to taxes of any nature payable by Seller that affect the Business or the Purchased Assets.

         4.19 Purchase Orders. Schedule 4.19 lists all outstanding purchase orders of the Business and describes the related vendor, product ordered, quantity, and price of each.

         4.20 Material Adverse Changes and Omissions. This Agreement and the Schedules attached hereto do not contain any untrue statement of a material fact and do not omit to state a material fact necessary to make the statements contained herein not misleading in light of the circumstances under which they were made. To the best of Seller's and Nett's knowledge, there is no fact that would materially adversely affect the operations of the Business that has not been disclosed to Purchaser in this Agreement or in the Schedules attached to this Agreement. Neither the diligence investigation of the Business and the Purchased Assets conducted Purchaser shall in any way limit the representations and warranties of Seller, Nett, and Friar in this Agreement or Purchaser's right to rely on such representations and warranties.

         Friar represents and warrants to Purchaser, without first having made due inquiry, that she knows of no facts or legal condition applicable to the representations and warranties of Seller and Nett that would render such representations false or misleading. In addition to all other remedies available to Purchaser, Purchaser may set off the amount of any claim against Friar or Nett arising under this Agreement against any payment due to Friar or Nett under this Agreement or any other agreement entered into in connection with this Agreement. The exercise of this right to set off will not be construed as an election of remedies by Purchaser.

         The liability of Seller and Nett and of Friar for a breach of any of the representations and warranties made by them shall survive the Closing.

                                    ARTICLE V

               REPRESENTATIONS AND WARRANTIES REGARDING PURCHASER

         Purchaser and Holdings represent and warrant to Seller, Nett, and Friar as follows:

         5.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota.

         5.2 Due Authorization. Purchaser has full corporate power and authority to enter into and perform this Agreement and all other agreements and transactions contemplated hereby. The execution, delivery, and performance by Purchaser of this Agreement has been, and the execution, delivery, and performance by Purchaser of all other agreements and transactions contemplated hereby have been or prior to Closing will be, duly authorized and approved by all requisite corporate action on the part of Purchaser. This Agreement has been, and the other agreements contemplated hereby, when executed, will be, duly executed and delivered by Purchaser and, assuming the due authorization, execution, and delivery hereof and thereof by the other parties hereto and thereto, this Agreement constitutes and, when executed, each of the other agreements contemplated hereby will constitute, a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, and similar laws affecting creditors' rights generally from time to time and to general principles of equity.

         5.3 Consents; No Default. No consent or approval is required by any person in connection with the execution, delivery, and performance by Purchaser of this Agreement and the other agreements and transactions contemplated hereby. The execution, delivery, and performance by Purchaser of this Agreement and the other agreements and transactions contemplated hereby will not cause Purchaser to violate any provision of its Certificate of Incorporation or Bylaws.

         5.4 Commissions. No broker or finder has acted directly or indirectly for Purchaser in connection with this Agreement or the transactions contemplated hereby, and no broker is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on agreements, arrangements, or understandings made or on behalf of Purchaser.

         The liability of Purchaser and Holdings for a breach of any of the foregoing representations and warranties shall survive the Closing.

                                   ARTICLE VI

                      CONDUCT OF BUSINESS PRIOR TO CLOSING

         6.1 Conduct of Business. Seller shall operate the Business between the date hereof and the Closing Date only in the ordinary course. Without limitation of the foregoing, Seller shall maintain the operation of the Business pending Closing and in so doing shall (i) continue its business in the ordinary and usual course (other than the anticipated depletion and replenishment of Inventory); (ii) maintain and repair all of the Purchased Assets in accordance with past practice and Seller's contractual obligations; (iii) use its best efforts to preserve Seller's relationship with suppliers, customers, brokers, agents, and others; (iv) comply with all applicable laws, rules, and regulations of each federal, state, or municipal authority and industry association having jurisdiction over the Business and the Purchased Assets; (v) operate the Business in accordance with past practices; (vi) maintain insurance in the ordinary course of business with respect to the Purchased Assets until the close of business on the Closing Date; (vii) promptly notify Purchaser of any event which would cause any of Seller's representations and warranties herein to be not true and correct as of the time of such event; and (viii) not modify, amend, or terminate the Lease, Operating Contracts, or Permits.

                  6.2 Books and Records. Seller shall maintain the books, accounts, and records with respect to the Business in Seller's customary manner so as to fully and accurately reflect all relevant information concerning the Purchased Assets.

                                   ARTICLE VII

             OBLIGATIONS PRIOR, AS OF AND SUBSEQUENT TO THE CLOSING

         The parties agree that, prior to the Closing and, where specifically indicated below, subsequent to the Closing:

         7.1 Access. From the date hereof through the Closing Date, Seller shall afford the officers, employees, and agents of Purchaser access to Seller's properties, books, contracts, documents, and records relating to the Business, and shall furnish Purchaser all financial, operating, and other data and information with respect to the Business as Purchaser, through its officers, employees, or agents, may reasonably request. Purchaser may, at its expense, make such reasonable soil and other environmental tests as are appropriate to its investigation of the real estate subject to the Lease.

         7.2 Consents; Additional Agreements. Purchaser and Seller shall cooperate and promptly take, or cause to be taken, all action and to cooperate and promptly do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including (i) the removal of any legal impediment to the consummation or effectiveness of such transactions and (ii) the obtaining of all necessary and material waivers, consents, and approvals of all third parties and governmental bodies and the making of all necessary filings. Seller shall use its best efforts to obtain and deliver to Purchaser prior to or at the Closing estoppel letters from the landlord under the Lease or from other parties to agreements to be assigned to Purchaser, as may be requested by Purchaser (the "Estoppel Letters").

         7.3 Books and Records. After the Closing, Purchaser will allow reasonable access to all books and records of Seller.

         7.4 Third Party Claims. From and after the Closing, the parties shall reasonably cooperate with each other with respect to any claims made or litigation which relate to the operations of the Business prior to Closing, and the party requesting cooperation shall reimburse the other party for the other party's reasonable out-of-pocket costs and expenses of furnishing such cooperation.

         7.5 Waiver. At the Closing, the parties shall execute and deliver a waiver of claims in substantially the form of Exhibit A hereto (the "Waiver of Claims").

         7.6 Casualty or Condemnation. Seller shall not, prior to the Closing Date, pursue or settle any casualty or condemnation claim with respect to any of the Purchased Assets without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

         7.7 Confidentiality. Except as permitted in Section 7.8, at all times prior to the Closing Date, Purchaser will hold, and will cause its officers, representatives, attorneys, advisers, and affiliates to hold, in confidence, and not disclose to others for any reason whatsoever, all plans, documents, contracts, records, data analyses, compilations, forecasts, studies, and other information and material received or prepared by any of them from or with respect to the Business, in connection with the transactions contemplated hereby (collectively, the "Information"), except (i) to the extent that such Information is otherwise available from third persons without restriction on its further use or disclosure or is required by order of any court or by law or by any regulatory agency to which Purchaser is subject or in connection with any civil or administrative proceeding, or (ii) to the extent such Information is or becomes publicly known other than through actions, direct or indirect, of the Purchaser, any of its officers, representatives, brokers, attorneys, advisers, or affiliates.

         7.8 Public Announcements. Whether prior to or after the Closing, and subject to Section 8.6(a) hereof, each party shall use its best efforts to consult with the other before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated by this Agreement and, except as may be necessary to comply with legal or stock exchange requirements, shall not issue any such press release or make any such public statement prior to the other party approving in writing of such press release or public statement. No approval by either party of any such press release or public statement shall be unreasonably withheld or delayed.

         7.9 Utilities. Prior to the Closing Date, Seller and Purchaser shall notify all appropriate utility companies to take final meter readings on the Closing Date and to change the party to be billed, effective as of the day after the Closing Date.

         7.10 Keys. On the Closing Date, Seller shall deliver to Purchaser all of the keys for all facilities of the Business and the combination of any safe located therein.

         7.11 Assignment of Lease. At the Closing, Purchaser and Seller shall enter into the Assignment and Assumption Agreement in substantially the form of Exhibit B hereto with respect to the Lease.

         7.12 Bill of Sale and Assignment. At the Closing, Seller shall execute and deliver a Bill of Sale and Assignment in substantially the form of Exhibit C hereto.

         7.13 Friar Payments. Purchaser will pay to Friar or her designee an amount equal to 1.75% of all of Seller's Net Sales from January 1, 1996, through the date of the Closing. Purchaser will make this payment within five days after the end of the calendar month in which the Closing occurs. In addition, Purchaser will pay to Friar or her designee an amount equal to 1.75% of Purchaser's Net Sales from the facility covered by the Lease (the "Oklahoma City Facility") occurring after the Closing and through April 30, 2002. The total of such payments to Friar or her designee will not be less than $200,000. These payments shall be made on or before the 30th day following the last day of each March, June, September, and December of each year and shall commence on July 30, 1996. "Net Sales" shall be calculated on the basis of (i) the transfer price listed on Schedule 7.13 for products shipped to Holdings (or any affiliate thereof) from the Oklahoma City Facility during the relevant period, and (ii) the quoted sales price (F.O.B. the Oklahoma City Facility) of products manufactured at the Oklahoma City Facility and sold directly to Ford Motor Company, General Motors, and other original equipment automotive manufacturers during the relevant period. Purchaser shall have no obligation to maintain any production of products at the Oklahoma City Facility. Nett and Friar shall have the right to audit the books and records of Purchaser relating to the Oklahoma City facility in order to determine Purchaser's proper calculation of the amounts of payments due to them, but there shall not be more than one such audit during each twelve month period after the Closing. The cost of any audit shall be borne by the party requesting it, but if the audit reveals an underpayment by Purchaser of more than five percent, Purchaser shall pay the reasonable costs of the audit.

         7.14 Nett Payment. Purchaser will pay to Nett or his designee or heirs an amount equal to 1.75% of all of Seller's Net Sales from January 1, 1996, through the date of the Closing. Purchaser will make this payment within five days after the end of the calendar month in which the Closing occurs. In addition, Purchaser will pay to Nett or his designee or heirs an amount equal to 1.75% of Purchaser's Net Sales from the Oklahoma City Facility occurring after the Closing and through May 31, 1999. These payments will be made on or before the 30th day following the last day of each March, June, September, and December of each year and shall commence on July 30, 1996. If Purchaser ceases sales from the Oklahoma City Facility before May 31, 1999, in lieu of the payments described above Purchaser shall pay Nett or his designee or heirs a prorated amount for the period from the date such sales cease through May 31, 1999, based on the Net Sales for the 12-month period following the Closing.

         7.15 Assignment of Intellectual Property Rights. At the Closing, Seller and Nett shall execute and deliver the Assignment of Intellectual Property Rights in substantially the form of Exhibit D hereto.

         7.16 Further Actions. At any time after the Closing Date, upon the request of Purchaser, Seller, Nett, and Friar shall promptly take any and all reasonable action and execute and deliver, instruments or conveyances as may be necessary to more fully and effectively convey to, transfer to, and invest in, Purchaser title to, and to put Purchaser in possession and operating control of, all or any part of the Purchased Assets.

         7.17 Holdings Guaranty. Holdings hereby guarantees to Seller, Nett, and Friar the performance by Purchaser of all of Purchaser's obligations in this Agreement. Holdings shall be entitled to assert against Seller, Nett, and Friar any and all rights, defenses, and claims that Purchaser has or may have in the future or that could be asserted by Purchaser, except in any discharge in any bankruptcy of Purchaser.

         7.18 Intellectual Property Rights. Purchaser shall control the preparation and prosecution of all applications for patents and trademarks on the Intellectual Property Rights, and Nett and Seller shall cooperate with Purchaser in the preparation and prosecution of any such applications. Nett and Seller will cooperate and assist Purchaser in perfecting Purchaser's rights in the Intellectual Property Rights, including the execution of the Assignment of Intellectual Property Rights, and the obtaining of declarations and assignments from any and all inventors (including, without limitation, any employee inventors) for the Intellectual Property Rights. Nett and Seller shall cooperate with Purchaser in identifying all patentable inventions in the current embodiments of the LUXXUS tonneau cover products, including any inventions in subcomponents thereof. Nett and Seller will provide all reasonable and necessary assistance in the defense of any claims that the LUXXUS products infringe any intellectual property rights of others.

         7.19 License. After the Closing, Seller and Purchaser shall negotiate in good faith a license agreement pursuant to which Purchaser would grant a limited license to Seller for the use of the portion of the Intellectual Property Rights useful in the manufacturing of hard tonneau covers.

                                  ARTICLE VIII

                         PROVISIONS RESPECTING EMPLOYEES

         8.1 Business Employees. Seller shall notify all of its employees who are engaged at or in connection with the operations of the Business ("Employees") and the bargaining representative, if any, of such employees that the Purchased Assets are being sold to Purchaser. Purchaser will have no obligation to offer employment to any of the Employees, except Nett. Any Employees hired by Purchaser shall be employed under terms and conditions of employment established solely by Purchaser pursuant to its hiring practices and policies. If Purchaser hires any Employees, Purchaser shall recognize all employment service of such Employees with Seller for the purpose of determining eligibility for vacation time.

         8.2 Indemnification for Wages, Severance, and Other Obligations. Seller shall be liable to the Employees for all wages, severance benefits, accrued vacations, unpaid sick and holiday pay, and other obligations of any kind whatsoever (except the Employee Obligations), including, without limitation, obligations and liabilities under Seller's Plans that accrue through the Closing Date, and shall hold Purchaser harmless from and indemnify Purchaser against, any and all such liabilities to Employees. Seller shall be solely responsible for any employment related claims of any nature accruing or vesting prior to or as of the Closing Date.

         8.3 COBRA Indemnification and Information. Seller shall pay and be liable to Purchaser and shall assume, indemnify, defend, and hold harmless Purchaser from and against and in respect of any and all losses, damages, liabilities, taxes, and sanctions that arise under the Consolidated Omnibus Budget Reconciliation Act of 1984 ("COBRA") and the Code, interest and penalties, costs, and expenses (including, without limitation, disbursements and reasonable legal fees incurred in connection therewith, and in seeking indemnification therefor, in any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment, or judgment) imposed upon, incurred by, or assessed against Purchaser and any of its employees arising by reason of or relating to any failure to comply with the continuation health care coverage of COBRA and Sections 601 through 608 of ERISA which failure occurred with respect to any current or prior employee of Seller or any qualified beneficiary of such em-ployee (as defined in COBRA) or as otherwise required as a result of any transactions or matters contemplated by this Agreement.

         8.4 Multiemployer Pension Plans. Seller and Nett represent and warrant to Purchaser that neither Seller nor any related company currently sponsors, maintains, or participates in and is required to contribute to any "multiemployer employer pension plan" as defined in Section 414(f) of the Code covering any Employees ("Multiemployer Plans"). Purchaser shall have no liability with respect to any complete withdrawal (as described in Section 4203 of ERISA) or partial withdrawal (as described in Section 4205 of ERISA), and Seller and Nett shall assume and indemnify, defend, and hold harmless Purchaser from and against and in respect of, any and all losses, damages, liabilities, taxes, and sanctions (including, without limitation, reasonable attorneys' fees and costs) that arise out of such complete or partial withdrawal, if any, under any Multiemployer Plans resulting from the consummation of this Agreement.

         8.5 Plant Closing Notice. Seller shall bear full responsibility for providing any notice to Seller's employees that may be required pursuant to the Federal Worker Adjustment and Retraining Notification Act of 1988 ("WARN") or any similar applicable law for any employment loss that occurs on or after the Closing Date or otherwise in connection with this Agreement. Seller shall bear any liability or obligation which may accrue to the Employees, any unit of local government, or otherwise under WARN or any similar applicable law as the result of improper or untimely notice. Seller and Nett shall indemnify and hold Purchaser harmless from and against any and all losses (including, without limitation, reasonable attorneys' fees and costs) associated with or related to Seller's failure to comply with WARN with respect to the Employees.

         8.6 General. Seller and Purchaser shall consult with each other before issuing any written communications or otherwise making any public statements to employees relating to the transactions contemplated by this Agreement through the Closing Date. Seller will have full and complete discretion with respect to the content of such communications, but shall at all times act in good faith.

                                   ARTICLE IX

                          CONDITIONS TO OBLIGATIONS OF
                             SELLER, NETT, AND FRIAR

         Each and every obligation of Seller, Nett, and Friar under this Agreement to be performed at or before the Closing shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

         9.1 Representations and Warranties True. The representations and warranties made by Purchaser in this Agreement shall be true and accurate in all material respects as of the date when made and, at and as of the Closing, and Purchaser shall have delivered to Seller a certificate, dated the Closing Date, to that effect duly executed by the president or chief financial officer of Purchaser.

         9.2 Performance of Covenants. Purchaser shall have performed and complied in all material respects with each and every covenant, agreement, and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and Purchaser shall have delivered to Seller a certificate, dated the Closing Date, to that effect duly executed by the president or chief financial officer of Purchaser.

         9.3 No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency shall be in effect or threatened which restrains or prohibits the transactions contemplated hereby.

         9.4 Approvals and Consents. All approvals, or the absence of disapprovals within applicable time periods, from public authorities, federal, state, or local (or exemptions from the requirements therefor), shall have been obtained. All consents, waivers and approvals necessary for the transfer of the Purchased Assets shall have been obtained by Seller.

         9.5 Documents and Certificates. At the Closing, and concurrently with the making of the deliveries by Seller as set forth in Section 10.5, Purchaser shall have delivered to the Seller the following, in form and substance reasonably satisfactory to Seller:

                  (a) Appropriate instruments of assumption providing for the assumption of the Assumed Liabilities duly executed by Purchaser;

                  (b) A copy of all necessary corporate resolutions authorizing the execution, delivery, and performance of this Agreement and all other agreements and transactions contemplated hereby by Purchaser, certified (with original or facsimile signature) by Purchaser's secretary or assistant secretary as of the Closing Date;

                  (c) Duly executed incumbency certificates for all officers of Purchaser executing documents in connection with the Closing;

                  (d) Such other instruments and documents as are required or contemplated by any other provision of this Article IX; and (e) The Waiver of Claims duly executed by Purchaser.

         9.6 Waiver. Seller, Nett, and Friar may, in their discretion, waive any conditions precedent to the Closing set forth in this Article IX. To be effective any such waiver must be in writing.

                                    ARTICLE X

                     CONDITIONS TO OBLIGATIONS OF PURCHASER

         Each and every obligation of Purchaser under this Agreement to be performed at or before the Closing shall be subject to the satisfaction, at or before the Closing, of the following conditions:

         10.1 Representations and Warranties True. The representations and warranties made by Seller, Nett, and Friar shall be true and accurate in all material respects as of the date when made and, at and as of the Closing, and Seller, Nett, and Friar shall have delivered to Purchaser certificates dated the Closing Date to that effect duly executed by Nett, Friar, and the president of Seller.

         10.2 Performance of Covenants. Seller shall have performed and complied in all material respects with each and every covenant, agreement, and condition required to be performed or complied with by it prior to or on the Closing Date, and Seller shall have delivered to Purchaser certificates dated the Closing Date to that effect duly executed by the president of Seller.

         10.3 No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency shall be in effect or threatened which restrains or prohibits the transactions contemplated hereby.

         10.4 Approvals and Consents. All approvals, or the absence of disapprovals within applicable time periods, from public authorities, federal, state, foreign, or local law (or exemptions from the requirements therefor), shall have been obtained. All consents, waivers, and approvals necessary for the transfer of the Purchased Assets shall have been obtained by Seller.

         10.5 Documents and Certificates. At the Closing, and concurrently with the making of the deliveries by Purchaser as set forth in Section 9.5, Seller and Nett shall have delivered to Purchaser the following, in form and substance reasonably satisfactory to Purchaser:

                  (a) Appropriate instruments of conveyance for the Purchased Assets, including but not limited to, the Bill of Sale and Assignment;

                  (b) Certificate of good standing for Seller from the Secretary of State of Oklahoma dated not more than ten days prior to the Closing Date;

                  (c) Originals of the Lease and each Operating Contract included in the Purchased Assets and Seller's complete files relating thereto;

                  (d) Original consents, approvals, or waivers by third parties necessary to carry out the transactions contemplated hereby, including, without limitation, the consent of the Landlord under the Lease;

                  (e) A copy of all necessary corporate and shareholder resolutions authorizing the execution, delivery, and performance of this Agreement and all other agreements contemplated hereby by Seller, certified by Seller's secretary;

                  (f) Duly executed incumbency certificates for all officers of Seller executing documents in connection with the Closing;

                  (g) An Assignment and Assumption Agreement with respect to the Lease duly executed by Seller;

                  (h) The Waiver of Claims duly executed by Seller, Nett, Friar, and the other persons named therein;

                  (i) Such other instruments and documents as are required or contemplated by any other provision of this Article X;

                  (j) A designation agreement designating the "reporting person" for purposes of completing Internal Revenue Form 1099 and, if applicable, Internal Revenue Form 8594;

                  (k) An affidavit regarding the nonforeign status of Seller and sufficient to relieve Purchaser from the obligation to withhold taxes under
Section 1445 of the Code and the regulations related thereto;

                  (l) The duly executed Estoppel Letters;

                  (m) A release of any claims to the Purchased Assets by ITT Commercial Finance Corp. or its successor; and

                  (n) A certificate in substantially the form of Exhibit E duly executed by Nett and the president of Seller representing and warranting to the accuracy and completeness of the list of accounts receivable of Seller from Ford Motor Company and General Motors attached to such certificate.

         10.6 Title Searches. Purchaser shall have obtained reports of Uniform Commercial Code, tax lien, and other searches reasonably requested by Purchaser as to liens, security interests, claims, and encumbrances affecting the Purchased Assets showing no lien, security interests, claims, or encumbrance not satisfactory to Purchaser.

         10.7 Material Adverse Change. Prior to the Closing there shall have been no material adverse change in the Purchase Assets or the Business since March 31, 1996.

         10.8 Inspection. Purchaser shall not have discovered any damage to or defect in any of the Purchased Assets or other change in the condition thereof, other than ordinary wear and tear which, if not repaired, would materially interfere with the use of such Purchased Asset.

         10.9 Waiver. Purchaser may, in its discretion, waive any conditions precedent to the Closing set forth in this Article X. To be effective any such waiver must be in writing.

                                   ARTICLE XI

                                     CLOSING

         11.1 Time and Place of Closing. Consummation of the transactions contemplated by this Agreement shall be held at the offices of McAfee & Taft A Professional Corporation, Tenth Floor, Two Leadership Square, 211 North Robinson, Oklahoma City, Oklahoma, or such other place as the parties may agree, at 9:00 a.m. on June 3, 1996, or such other date as the parties shall agree (the "Closing Date").

         11.2 The Closing. The consummation of the transactions contemplated by this Agreement and the delivery of the documents provided for in Articles IX and X is herein referred to as the "Closing." If the Closing occurs, the Closing will be effective as of the Closing, Seller and Nett shall bear the risk of loss for the Purchased Assets until the conclusion of the Closing.

         11.3 Simultaneous Delivery. All payments, documents and instruments to be delivered on the Closing Date pursuant to Articles IX and X and this Article XI shall be regarded as having been delivered simultaneously, and no document or instrument shall be regarded as having been delivered until all documents and instruments being delivered on the Closing Date have been delivered.


                                   ARTICLE XII

                          TERMINATION PRIOR TO CLOSING

         12.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement, other than Sections 7.7 and 15.1, may be terminated at any time prior to the Closing Date as follows:

                  (a) By mutual written consent of Seller, Nett, Friar, and Purchaser;

                  (b) By either Purchaser or Seller, if the conditions to such party's obligations hereunder have not been satisfied on or before the Closing Date; or

                  (c) By Purchaser or Seller if the Closing Date shall not have occurred on or before June 3, 1996.

         In the event of the termination of this Agreement pursuant to the provisions of this Article XII, no party shall have any liability of any nature whatsoever to the other under this Agreement, including liability for damages, unless either party is in default under its obligations hereunder, in which event the party in default shall be liable to the other party for such default. Notwithstanding the foregoing or anything to the contrary contained herein, the provisions of Sections 7.7 and 15.1 shall survive any termination of this Agreement and in the event of a breach thereof shall be actionable by the aggrieved party to the fullest extent permitted by applicable law.

                                  ARTICLE XIII

                                   DEFINITIONS

         The following terms shall have the following respective meanings:

         ADA shall mean Title III of Americans with Disabilities Act (42 U.S.C. ss. 12181 et seq.) and the regulations and guidelines promulgated pursuant thereto.

         Assumed Liabilities shall have the meaning set forth in Section 2.1.

         Business shall have the meaning set forth in the recitals.

         Closing shall have the meaning set forth in Section 11.2.

         Closing Date shall have the meaning set forth in Section 11.1.

         COBRA shall have the meaning set forth in Section 8.3.

         Code means the Internal Revenue Code of 1986, as amended.

         Employee Obligations shall have the meaning set forth in Section
2.1(c).

         Employees shall have the meaning set forth in Section 8.1.

         Environmental Law(s) shall mean any federal, state, or local laws, ordinances, codes, statutes, regulations, rules, policies and orders, and other authority, existing now or hereafter enacted relating to the environment or to human health or safety associated with the environment, all as amended or modified from time to time.

         Environmental Report shall have the meaning set forth in Section 3.4.

         Equipment shall have the meaning set forth in Section 1.1(b).

         ERISA means the Employee Retirement Income Security Act of 1974, as amended.

         Estoppel Letters shall have the meaning set forth in Section 7.2.

         Excluded Assets shall have the meaning set forth in Section 1.2.

         Friar shall have the meaning set forth in the first paragraph of this Agreement.

         GAAP shall have the meaning set forth in Section 3.2(a).

         Hazardous Material shall mean means ammonia, asbestos, petroleum, and any material, substance, or waste that may adversely affect human health or the environment or that is referenced in or regulated under the Environmental Laws, including, without limitation, any "hazardous waste," "hazardous substance," "toxic substance," "regulated substance," "pollutant," or "contaminant" as those terms are defined or used in the Environmental Laws. Such term includes, without limitation, (i) any material, substance or waste defined as a "hazardous waste" pursuant to Section 1004 of RCRA, (ii) any material, substance or waste defined as a "hazardous substance" pursuant to Section 101 of CERCLA or (iii) any material, substance or waste defined as a "regulated substance" pursuant to Subchapter IX of RCRA.

         Holdings shall have the meaning set forth in the first paragraph of this Agreement.

         Information shall have the meaning set forth in Section 7.7.

         Intellectual Property Rights shall have the meaning set forth in
Section 1.1(d).

         Inventory shall have the meaning set forth in Section 1.1(a).

         Lease shall have the meaning set forth in Section 1.1(c).

         Multiemployer Plans shall have the meaning set forth in Section 8.4.

         Oklahoma City Facility shall have the meaning set forth in Section
7.13.

         Operating Contracts shall have the meaning set forth in Section 1.1(f).

         OSHA means the Occupational Health and Safety Act of 1970 (29 U.S.C. ss.ss. 651 et seq.) and the regulations promulgated pursuant thereto.

         Net Sales shall have the meaning set forth in Section 7.13.

         Payables shall have the meaning set forth in Section 2.1(b).

         Permits shall have the meaning set forth in Section 1.1(g).

         Purchase Price shall have the meaning set forth in Section 3.1.

         Purchased Assets shall have the meaning set forth in Section 1.1.

         Purchaser shall have the meaning set forth in the first paragraph of this Agreement.

         Seller shall have the meaning set forth in the first paragraph of this Agreement.

         Seller's Welfare Plans shall have the meaning set forth in Section
4.14.

         Waiver of Claims shall have the meaning set forth in Section 7.5.

         WARN shall have the meaning set forth in Section 8.5.

                                   ARTICLE XIV

                            MISCELLANEOUS PROVISIONS

         14.1 Further Assurance and Assistance. After the Closing Date, Seller, Nett, and Friar shall, from time to time, upon the reasonable request of Purchaser, execute, acknowledge, and deliver in proper form any instrument of conveyance or further assurance reasonably necessary or desirable to consummate the transactions contemplated by the terms of this Agreement. After the Closing Date, Purchaser shall, from time to time, upon the reasonable request of Seller, Nett, or Friar, execute, acknowledge, and deliver in proper form any further assurance reasonably necessary or desirable to consummate the transactions contemplated by the terms of this Agreement.

         14.2 Transfer Taxes and Title Closing Charges. Purchaser shall pay any sales tax required to be paid in connection with the transfer of the Purchased Assets.

         14.3 Amendment and Modification. This Agreement may be amended, modified, or supplemented only by mutual written consent of the parties hereto.

         14.4 Waiver of Compliance. The failure by any party at any time to require performance of any provision hereof shall not affect its right later to require such performance. No waiver in any one or more instances shall (except as stated therein) be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any condition or breach of any other term, covenant, representation, or warranty.

         14.5 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         14.6 Bulk Transfer Laws. Purchaser hereby waives Seller's compliance with all applicable bulk sales and bulk sales tax laws relating to the transfer to it of the Purchased Assets.

         14.7 Notices. All notices, requests, demands, or other communications required or permitted by this Agreement shall be in writing and effective when received, and delivery shall be made personally or by certified mail, return receipt requested, postage prepaid, or national overnight courier, or confirmed facsimile transmission, addressed as follows:


                             (a)     If to Purchaser or Holdings:

                                     Mr. William J. McMahon
                                     President and Chief Executive Officer
                                     Lund Acquisition Corp.
                                     911 Lund Boulevard
                                     Anoka, Minnesota 55303
                                     FAX:  (612) 576-4297

                                     Copy to:

                                     J. Michael Nordin, Esq.
                                     McAfee & Taft
                                     10th Floor, Two Leadership Square
                                     211 North Robinson
                                     Oklahoma City, Oklahoma 73102
                                     FAX:  (405) 235-0439

                             (b)     If to Seller or Nett:

                                     Mr. James A. Nett
                                     President
                                     Innovative Accessories, Incorporated
                                     7949 South I-35 Service Road
                                     Oklahoma City, Oklahoma 73149
                                     FAX: (405) 634-2066

                                     Copy to:

                                     Thomas E. Kemp, Jr., Esq.
                                     629 24th Avenue, S.W.
                                     Norman, Oklahoma 73069
                                     FAX: (405) 360-7902

                             (c)     If to Friar:

                                     Ramona C. Friar
                                     10920 Abbeywood
                                     Oklahoma City, Oklahoma 73149

                                     Copy to:

                                     Michael Paul Kirschner, Esq.
                                     Lee Kirschner Haswell PLLC
                                     1500 Liberty Tower
                                     100 North Broadway
                                     Oklahoma City, Oklahoma 73102-8603
                                     FAX:  (405) 235-3352

                                     John A. Green, Esq.
                                     Green, Brown & Stark, P.C.
                                     5550 North Francis
                                     Oklahoma City, Oklahoma 73118
                                     FAX: (405) 848-6430

or to such other addresses as may be specified pursuant to notice given by either party in accordance with the provision of this Section 15.1.

         14.8 Assignability of Agreement. This Agreement may not be assigned in whole or in part by any party without the prior written consent of the other parties, which consent shall not be unreasonably withheld.

         14.9 Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Oklahoma, except insofar as the internal law of any political entity or jurisdiction shall specifically and mandatorily apply to any of the transactions.

         14.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14.11 Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof.

         14.12 Entire Agreement. This Agreement, including the agreements referred to herein, the Schedules and Exhibits attached hereto and other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         14.13 Attorneys' Fees. If any action or proceeding is commenced by either party hereto relating to this Agreement, the prevailing party in such action or proceeding may receive as part of any award, judgment, decision or other resolution of such action or proceeding its costs and reasonable attorneys' fees.

         14.14 Construction. All parties to this Agreement participated in the drafting of this Agreement, and the provisions of 15 Okla. Stat. ss. 170 are therefore not applicable to this Agreement.

         14.15 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, and assigns.

                                   ARTICLE XV

                                   ARBITRATION

         15.1 Arbitration. All disputes between all or any of Seller, Nett, Friar, and Purchaser, including, without limitation, those relating to this Agreement, shall be resolved by arbitration as provided in this Article XV. This agreement to arbitrate shall survive the rescission or termination of this Agreement. All arbitration shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association except as herein may be provided. The decision of the arbitrators shall be final and binding on all parties. All arbitration shall be undertaken pursuant to the Federal Arbitration Act, where applicable, and the decision of the arbitrators shall be enforceable in any court of competent jurisdiction.

         In any dispute where a party seeks $50,000 or more in damages, three arbitrators shall be employed. All costs attendant to the arbitration, excluding attorney's and expert's fees, shall be borne equally by the parties. Each party shall bear its own expert's fees. The arbitrators shall not award punitive, consequential, or indirect damages. Each party hereby waives the right to such damages and agrees to receive only those actual damages directly resulting from the claim asserted. In resolving all disputes between the parties, unless an agreement specifies otherwise, the arbitrators shall apply the law of the State of Oklahoma, except as may be modified by this Agreement. The arbitrators are by this Agreement directed to conduct the arbitration hearing no later than three months from the service of the statement of claim and demand for arbitration unless good cause is shown establishing that the hearing cannot fairly and practically be so convened.

         Except as needed for presentation in lieu of a live appearance, depositions shall not be taken. Parties shall be entitled to conduct document discovery by requesting production of documents. Responses or objections shall be served twenty days after receipt of a request. The arbitrators shall resolve any discovery disputes by such prehearing conferences as may be needed. All parties agree that the arbitrators and any counsel of record to the proceeding shall have the power of subpoena process as provided by law.

         The parties agree that either shall be entitled to pursue emergency or preliminary injunctive relief in any court of competent jurisdiction, and each party agrees that it shall consent to the stay of such judicial proceedings on the merits of both this Agreement and the related transactions pending arbitration of all underlying claims between the parties immediately following the issuance of any such emergency or injunctive relief.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple original counterparts as of the date first written above.

                                   INNOVATIVE ACCESSORIES, INCORPO-
                                   RATED, an Oklahoma corporation


                                   By /s/ James A. Nett
                                     James A. Nett, President

                                   LUND ACQUISITION CORP., a Minnesota
                                   corporation


                                   By /s/ Jay M. Allsup
                                     Jay M. Allsup, Chief Financial
                                     Officer

                                   /s/ James A. Nett
                                     James A. Nett


                                   /s/ Ramona C. Friar
                                    Ramona C. Friar

                                    LUND INTERNATIONAL HOLDINGS,
                                    INC., a Minnesota corporation


                                    By /s/ William J. McMahon
                                      William J. McMahon, President
                                      and Chief Executive Officer